Exhibit 3.69

LIMITED LIABILITY COMPANY AGREEMENT OF

SWS ACQUISITION, LLC

A DELAWARE LIMITED LIABILITY COMPANY

Effective as of December 17, 2002

LIMITED LIABILITY COMPANY AGREEMENT

OF SWS ACQUISITION, LLC

This Limited Liability Company Agreement, dated as of December 17, 2002, is by the following party:

L&T of Delaware, Inc., a Delaware corporation, with its sole place of business at 1403 Foulk Road, Suite 102, Foulkstone Plaza, Wilmington, Delaware 19803 (the “Member”).

BACKGROUND

1. On December 17, 2002, Delaware Incorporators & Registration Service, LLC executed, delivered and filed with the Secretary of State of the State of Delaware a certificate of formation (the “Certificate of Formation”) to form SwS Acquisition, LLC, a limited liability company, pursuant to and in accordance with the Delaware Limited Liability Company Act of the State of Delaware, 6 Del.C. §18-101 et seq. (the “LLC Act”). A copy of the Certificate of Formation is attached hereto as Exhibit A.

2. This Agreement governs the internal affairs of ACQUISITION and the conduct of its business.

TERMS AND CONDITIONS

The Member, intending to be legally bound, agrees as follows:

ARTICLE 1	PRELIMINARY MATTERS; MEMBERSHIP

1.1 Effective Date of Agreement and Duration. The effective date of this Agreement (the “Effective Date”) is December 17, 2002. ACQUISITION shall have perpetual duration.

1.2 Registered Agent and Registered Office. The name and address of the registered agent for service of process on ACQUISITION in the State of Delaware is Delaware Incorporators & Registration Service, LLC, Suite 1400, 1007 Orange Street, Wilmington, County of New Castle, Delaware 19801. The registered office of ACQUISITION in the State of Delaware is located at Suite 1400,m 1007 Orange Street, Wilmington, County of New Castle, Delaware 19801.

1.3 Principal Place of Business of ACQUISITION. ACQUISITION’S principal place of business is located at 1403 Foulk Road, Suite 102, Foulkstone Plaza, Wilmington, Delaware 19803. The Board of Managers established by Article 4 of this Agreement may change ACQUISITION’S principal place of business from time to time in such Board of Manager’s sole discretion.

1.4 Purpose. The purpose of ACQUISITION is to engage in any lawful act or activity for which limited liability companies may be formed under the LLC Act.

1.5 Form of Management. ACQUISITION shall be managed by or under the direction of a Board of Managers (each member of the Board of Managers, a “Manager”, and acting as a body, the “Board”), as set forth in Article 4 of this Agreement.

1.6 Limited Liability of Member and Managers. The Member shall not be personally obligated or liable to any third party for any debt, obligation, or liability of ACQUISITION solely by reason of being acting as a member. The Managers shall not be personally obligated or liable, either individually or as the Board, to any third party for any debt, obligation, or liability of ACQUISITION solely by reason of being or acting as Managers.

1.7 Admission of Additional Members. Whether additional members shall be admitted as members of ACQUISITION shall be in the sole discretion of the Member. If, at any time, ACQUISITION has two or more Members, the Members shall with reasonable promptness make all amendments to this Agreement necessary to reflect their agreement concerning the allocation of ACQUISITION’S profits and losses, the allocation of management rights, and other appropriate matters.

1.9 Annual Accounting Period. ACQUISITION’S annual accounting period. for financial and tax purposes shall end on the Friday closest to the end of January.

1.10 Method of Accounting. ACQUISITION shall use the accrual method of accounting to compute its taxable income.

1.11 Effect of LLC Act. Except as otherwise provided in this Agreement or by law, the business and internal affairs of ACQUISITION shall be governed by the LLC Act, as amended from time to time.

ARTICLE 2	PROTECTION OF LIMITED LIABILITY OF MEMBER AND MANAGERS

The Board shall use its best efforts to protect the limited .liability of the Member and the Managers in their capacities as such. These measurers shall include, but not be limited to, the following:

2.1 Use of Name. The Board shall ensure that the full name “SwS Acquisition, LLC”, including the abbreviation “LLC”, appears in all ACQUISITION stationery, checks, business cards, invoices, advertisements, and other media containing the name of ACQUISITION and likely to be read or heard by third parties.

2.2 Separate Books and Accounts; No Commingling. The Board shall ensure that:

a.	The books and accounts of ACQUISITION are maintained separately from those of the Member and the Managers;

b.	The assets of ACQUISITION are not commingled with those of the Member or any of the Managers; and

c.	The Member does not borrow money or other assets from ACQUISITION or lend money or other assets to it except on the basis of reasonable documentation and arm’s-length terms.

2.3 Adequate Capitalization. ACQUISITION shall use its best efforts to ensure that its cash and other assets, cash flow, insurance, and other financial resources are sufficient to enable it to meet its reasonably foreseeable liabilities when due.

2.4 Signing of Agreements, etc. In signing any agreement or other document on behalf of ACQUISITION, the Managers and officers shall expressly identify themselves as Managers or officers of ACQUISITION, as the case may be. In dealings with third parties on behalf of ACQUISITION, the Managers and officers shall identify ACQUISITION as the party on whose behalf they are acting and shall identify themselves as Managers or officers of ACQUISITION, as the case may be.

2.5 No Misleading of Third Parties. Each Manager and officer of ACQUISITION shall use his or her best efforts to ensure that no third party is misled into believing that the Member or any Manager or any officer is personally liable for any obligation of ACQUISITION.

ARTICLE 3	LIMITED LIABILITY COMPANY INTEREST; CAPITAL CONTRIBUTIONS; DISTRIBUTIONS OF PROFITS

3.1 Limited Liability Company Interest. The Member shall hold 100% of the Limited Liability Company Interests in ACQUISITION. The Member may take actions at a meeting duly noticed or by written consent. The Member’s Limited Liability Company Interest shall be evidenced by a Certificate of Limited Liability Company Interest.

3.2. Contributions of Cash and Non-cash Property. The Board and the officers of ACQUISITION shall have the authority on behalf of ACQUISITION to accept from the Member contributions of cash and non-cash property. Notwithstanding the foregoing, the Member shall have no duty to make any contributions to ACQUISITION.

3.3 Allocations of Profits and Losses and Allocations of Distributions. Only the Member shall be entitled to allocations of ACQUISITION profits and losses, to allocations of distributions of ACQUISITION profits and other ACQUISITION assets, and to distributions of ACQUISITION profits and other assets. No other person shall have any right to any such allocations or distributions.

ARTICLE 4	MANAGEMENT

4.1 Decision-making. Except to the extent otherwise provided by law or in this Agreement, the business and affairs of ACQUISITION shall be managed by or under the direction of the Board of Managers. The Board shall consist of one or more individuals. The number of Managers shall be determined by the Member or in the manner set forth in the bylaws of ACQUISITION; initially, such number shall be three and the Board shall consist of those individuals listed on Schedule 1 hereto. The Member shall appoint Managers, who, shall serve at the pleasure of the Member, for a term established by the Member or as set forth in the bylaws and until such Manager’s successor is appointed or until his or her earlier death, resignation or removal, at any time and with or without cause, by the Member. A Manager may resign upon written notice to the Board. In lieu of meetings of the Board, the Board may act by unanimous written consent

4.2 Bylaws. The Board may adopt bylaws for ACQUISITION that contain any provision, not inconsistent with law or this Agreement, relating to the business and affairs of ACQUISITION.

4.3 Committees. The Board may, by resolution passed by a majority of the whole Board, designate one or more Committees, each committee to consist of at least one Manager and which may consist of one or more other natural persons as the Board may determine, who may but need not be a Manager. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management and conduct of the business and affairs of ACQUISITION.

4.4 Officers. The Board may elect such officers as the Board deems necessary or desirable. Such officers shall have such powers, duties and authority as may be set forth by resolution of the Board or pursuant to the bylaws. One or more of the officers may be given the duty of, recording the proceedings of the meetings of the Board in a book to be kept for that purpose. Officers shall hold office at the pleasure of the Board for such terms as are prescribed by the bylaws or by resolution of the Board and until such officer’s successor is elected and qualified or his or her earlier death, resignation or removal.

4.5 Powers. The Board (acting for and on behalf and at the expense of ACQUISITION), in extension and not in limitation of the rights and powers given by the LLC Act, other law or by the other provisions of this Agreement, shall, in its sole discretion, have the full and entire right, power and authority in the management of the business and affairs of ACQUISITION, including the power and right:

4.5.1	To commence or defend litigation with respect to ACQUISITION or any of its assets or liabilities; to compromise, settle, arbitrate, or otherwise adjust claims in favor of or against ACQUISITION and to insure its assets and undertakings and those of the Member against any and all risks.

4.5.2

To make loans and extend credit to ACQUISITION; to borrow money from the Member, any bank, any lending institution, and any other lender for any purpose, and in connection with therewith, issue notes, debentures or any other evidence of indebtedness and pledge, mortgage or otherwise encumber all or any of the assets of ACQUISITION to secure repayment of the borrowed sums; and no bank, lending institution or other lender to which application is made for a loan by ACQUISITION shall be required to inquire as to the purposes for which such loan is sought, and as between ACQUISITION and such bank, lending institution or other lender, it shall be conclusively presumed that the proceeds of such loan are to be and will be used for the purposes authorized under this Agreement; to obtain replacement or refinancing of any indebtedness or security therefor with respect to any property of ACQUISITION, or to repay the same in whole or in part and whether or not a prepayment penalty may be incurred.

4.5.3	To make distributions in kind of property of ACQUISITION to the Member or for other purposes, to appraise (or have appraised) and evaluate the property to be thus distributed; and such appraisals and valuations shall be made by such person or persons as are selected or engaged by the Board or the Member.

4.5.4	To make such elections under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of items of income, gain, loss, deduction and credit, and as to all other relevant matters, as the Board, in its sole discretion, deems necessary or desirable.

4.5.5	To do all such acts and things and engage in all such proceedings, and to execute, acknowledge, seal and deliver all documents or instruments, although not specifically mentioned herein, as the Board, in its sole discretion; may deem necessary or desirable to conduct the business of ACQUISITION and to carry out the purposes of ACQUISITION and, in general, to carry on and do all things necessary to conduct the affairs of ACQUISITION with all the powers that an individual may have in dealing with its own affairs.

4.6 Delegation. All powers of Board hereunder may be exercised by it and any or all of such powers may be assigned or delegated by the Board to one or more officers or to any other person, including persons and entities related to or affiliated with the Member.

4.7 Fundamental Transactions. Notwithstanding any other provision of this Agreement, ACQUISITION shall not make or commence any bankruptcy or insolvency filing or proceeding or similar filing or proceeding or be a party to any consolidation, merger or sale of all or substantially all of its assets without the approval of the Member, upon recommendation of the Board of Managers.

4.8 Manager Compensation. The Managers shall be compensated by ACQUISITION for the Managers’ services under this Agreement as the Board shall determine from time to time.

ARTICLE 5	INTERESTED TRANSACTIONS; INDEMNIFICATION

5.1 Interested Transactions. Managers shall devote such of their time to the business of ACQUISITION as they may, in their sole discretion, deem to be necessary to conduct such business. The Member, any shareholder, officer, director, employee or other person holding a legal or beneficial interest in the Member, any Manager, and any officer of ACQUISITION may engage in or possess an interest in other business ventures of every nature and description, whether or not in competition with the business of ACQUISITION and whether or not such business would constitute an opportunity for ACQUISITION, independently or with others.

5.2 Contracts Between Affiliates. The Member or ACQUISITION may contract with any person related to of affiliated with the Member or ACQUISITION, and ACQUISITION and such affiliate (including any of the directors, officers or employees of such affiliate), their designees and nominees, shall not be liable to ACQUISITION or the Member for damages, losses, liability or expenses of any nature whatsoever resulting from errors in judgment or any acts or omissions, whether or not disclosed, unless caused by willful misconduct.

5.3 Indemnification. ACQUISITION shall indemnify and advance expenses of Indemnifiable Parties to the fullest extent permitted under the laws of the State of Delaware. Such indemnification shall be made solely from the assets of ACQUISITION. For purposes of this Section 6.3, “Indemnifiable Parties” means the Member and its directors and officers, Managers, members of any committee of the Board, and officers of ACQUISITION. ACQUISITION may indemnify other persons and entities to the fullest extent permitted by law.

ARTICLE 6	TRANSFERS AND PLEDGES OF ACQUISITION MEMBERSHIPS AND INTERESTS; PI EDGES

6.1 Transfer of Membership Rights. The Member, in the Member’s sole discretion, may transfer (whether by sale, gift, or otherwise) all or any part of the Member’s Membership interests in ACQUISITION, rights, including economic and non-economic rights, to any person at any time. The Member may make any such transfer under any terms and conditions that the Member deems appropriate.

ARTICLE 7	ACQUISITION BOOKS. OF ACCOUNTS, REPORTS, ETC.

ACQUISITION shall maintain on a current basis accurate books of account in accordance with financial standards normally applied to business formations generally similar to ACQUISITION in size and business activities.

ARTICLE 8	DISSOLUTION

8.1 Definitions. For purposes of this Agreement:

a.	Dissolution. The dissolution of ACQUISITION means the cessation of its normal business activities and the beginning of the process of winding it up and liquidating it.

b.	Winding Up. The winding up of ACQUISITION means the process of concluding its existing business activities and internal affairs and preparing for its liquidation.

c.	Liquidation. The liquidation of ACQUISITION means the. sale or other disposition of its assets and the distribution of its assets (or the distribution of the proceeds of the sale or other disposition of its assets) to its creditors and to the members.

8.2 Dissolution of ACQUISITION. The Member in the Member’s sole and absolute discretion may determine whether and when to dissolve ACQUISITION. ACQUISITION shall be dissolved immediately upon the Member’s decision to dissolve it.

8.3 Winding Up and Liquidation. Promptly upon dissolution of ACQUISITION, the Board shall wind up its business and internal affairs, shall liquidate it, and shall distribute its as to the Member and to creditors as required by LLC Act.

8.4 Satisfaction of Debts. In connection with the winding-up of ACQUISITION, the Board shall take all appropriate measures:

a.	To comply with applicable federal and state tax laws and other laws relating to entity dissolutions; and

b.	To bar known and unknown claims against ACQUISITION to the extent possible under the laws of the State of Delaware.

ARTICLE 9	MISCELLANEOUS PROVISIONS

9.1 Entire Agreement. This Agreement contains the complete agreement between the parties concerning its subject matter, and it replaces all earlier agreements between them, whether written or oral, concerning its subject matter.

9.2 Amendments. No amendment of this Agreement or of the Certificate of Formation shall be valid unless set forth in a writing signed by both parties.

9.3 Notices. All notices under this Agreement shall be in writing. They shall be sent by fax or by certified U.S. mail, return receipt requested. Notices shall be deemed to have been received when actually received.

9.4 Governing law. This Agreement shall be governed exclusively by the laws of the State of Delaware (without regard to its laws relating to conflict of laws).

9.5 Captions. Captions in this Agreement are for convenience only and shall be deemed irrelevant in construing its provisions.

9.6 Miscellaneous Definitions. The terms “including” and “includes” mean a partial definition. The term “person” means a natural person and any kind of entity.

*    *    *

In witness of their acceptance of the above terms and conditions, the Member, by its duly authorized representative, has signed and dated this Agreement as follows:

MEMBER:

L&T OF DELAWARE, INC.

By:	/s/ Gordon W. Stewart
Gordon W. Stewart President

Dated: as of December 23, 2002 to be effective as of December 17, 2002

EXHIBIT A

TO LIMITED LIABILITY AGREEMENT

OF SWS ACQUISITION, LLC

Certificate of Formation

[See Attached]